Registration No. 33-47672
                                                                Rule 424(b)(3)


           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED AUGUST 12, 1992

                Merrill Lynch Mortgage Investors, Inc., Seller
                    PrimeFirst(R) Adjustable Rate Mortgage
                 Senior/Subordinate Pass-Through Certificates,
                 Series 1992F, Class A-1, A-2 and A-3 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer

       -----------------------------------------------------------------

         On August 20, 1992, the PrimeFirst(R) Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates, Series 1992F, Class A-1, A-2 and A-3 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $282,452,000. The Class A Certificates represented beneficial interests of approximately 92.00% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of August 1, 1992 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

         The first two tables set forth after the first paragraph under the heading "MLCC and its PrimeFirst(R) Mortgage Program--Delinquency and Loan Loss Experience" on pages S-24 and S-25 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                                              PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                                                       (Dollars in Thousands)

                                        December 31, 1999            December 31, 1998            December 31, 1997
                                    ------------------------     ------------------------     ------------------------
                                    Number of                    Number of                    Number of
                                    PrimeFirst     Principal     PrimeFirst     Principal     PrimeFirst     Principal
                                       Loans        Amount         Loans         Amount         Loans         Amount

PrimeFirst Loans
  Outstanding...................         11,223     $4,526,896        11,263     $4,408,862        14,159     $5,302,950
                                        -------     ----------       -------     ----------       -------     ----------
Delinquency Period
  30-59 Days....................            199       $ 76,666           184       $ 77,751           183       $ 66,254
  60-89 Days....................             38         15,834            26          9,815            26         18,544
  90 Days or More*..............             15          8,300            34         23,664            24         18,072
                                         ------      ---------        ------      ---------        ------      ---------
     Total Delinquency..........            252       $100,800           244       $111,230           233       $102,870
                                         ======       ========        ======       ========       =======       ========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          2.25%          2.23%         2.17%          2.52%         1.65%          1.94%

Loans in Foreclosure............            36       $ 33,135            47       $ 43,681            39       $ 47,396

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          0.32%          0.73%         0.42%          0.99%         0.28%          0.89%
---------------------------------
         * Does not include loans subject to bankruptcy proceedings.


                                                 PRIMEFIRST(R) LOAN LOSS EXPERIENCE
                                                       (Dollars in Thousands)

                                                           Year Ended            Year Ended           Year Ended
                                                       December 31, 1999     December 31, 1998     December 31, 1997
                                                       -----------------     -----------------     -----------------

Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................           $4,467,879            $4,855,906           $4,817,041
                                                             ----------            ----------           ----------
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................               11,243                12,711               12,607
                                                             ----------            ----------            ---------
Gross Charge-offs.................................           $    5,578            $    4,030            $   5,363
Recoveries........................................           $       16            $        2            $      99
                                                             ----------            ----------            ---------
Net Charge-offs...................................           $    5,562            $    4,028            $   5,264
                                                             ==========            ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................                0.12%                 0.08%                0.11%


         Additionally, the information contained in the table entitled "Cut-Off Date Mortgage Loan Principal Balances" and "Range of Margins" under the heading "The Mortgage Pool" on pages S-18 and S-21, respectively, of the Prospectus is hereby updated to indicate, as of December 31, 1999, the Mortgage Loan Balances and margins of the Mortgage Loans:


                                      Mortgage Loan Principal Balances as of December 31, 1999

                                        Number of Mortgage                                   % of Mortgage Pool by
     Range of Principal Balances              Loans                 Principal Balance          Principal Balance
--------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                    3                            $   135,511.71                   0.34%
$50,000-54,999.99                               1                                 51,384.09                   0.13%
$60,000-74,999.99                               1                                 69,848.35                   0.17%
$75,000-99,999.99                               4                                358,424.77                   0.89%
$100,000-149,999.99                             9                              1,160,807.48                   2.89%
$150,000-199,999.99                             19                             3,360,079.33                   8.35%
$200,000-249,999.99                             12                             2,709,668.30                   6.74%
$250,000-299,999.99                             8                              2,263,562.53                   5.63%
$300,000-349,999.99                             13                             4,110,813.23                  10.22%
$350,000-399,999.99                             3                              1,149,318.17                   2.86%
$400,000-449,999.99                             8                              3,319,568.79                   8.25%
$450,000-499,999.99                             6                              2,866,961.76                   7.13%
$500,000-549,999.99                             8                              4,117,737.82                  10.24%
$550,000-599,999.99                             2                              1,164,803.33                   2.90%
$600,000-649,999.99                             3                              1,875,948.03                   4.66%
$650,000-699,999.99                             3                              2,026,790.34                   5.04%
$700,000-749,999.99                             3                              2,192,851.56                   5.45%
$750,000-799,999.99                             1                                789,736.86                   1.96%
$900,000-949,999.99                             1                                900,000.00                   2.24%
$950,000-999,999.99                             1                                999,166.80                   2.48%
$1,200,000-1,299,999.99                         1                              1,200,000.00                   2.98%
$1,400,000-1,499,999.99                         1                              1,400,000.00                   3.48%
$2,000,000-2,099,999.99                         1                              2,000,000.00                   4.97%
                                      ------------------------------------------------------------------------------
               TOTALS                          112                          $ 40,222,983.25                 100.00%
                                      ==============================================================================



                                                Margins as of December 31, 1999

                            Number of Mortgage                                   % of Mortgage Pool by
 Margin (1)                       Loans                 Principal Balance          Principal Balance
--------------------------------------------------------------------------------------------------------
 -0.25                             4                           $  5,599,166.80                  13.92%
 -0.125                           16                             9,370,120.31                  23.30%
     0                            52                            18,154,146.66                  45.13%
  0.25                            30                             5,780,430.88                  14.37%
  0.5                             10                             1,319,118.60                   3.28%
--------------------------------------------------------------------------------------------------------
   TOTALS                        112                          $ 40,222,983.25                 100.00%
========================================================================================================

------------------------

(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate; provided that the Mortgage Rate will not exceed either 15.00% or 18.00% per annum, as applicable.

                             --------------------
                The date of this Supplement is March 31, 2000.